Exhibit 99.1
CONTACTS:	Financial analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations +1-650-369-7784 tim@zingpr.com

Trestle Expands its Middle East Installations with Saudi Orders

Trestle adds telepathology applications to its previously installed telemedicine solutions in the Kingdom of Saudi Arabia

IRVINE, CA -1/7/2005- Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging and telemedicine applications, today announced the company has been selected as a technology partner for MeduNet’s telepathology infrastructure in Saudi Arabia. MeduNet is a program of the Sultan Bin Abdulaziz Al-Saud Foundation and provides advanced technology solutions throughout the Arab world.

“MeduNet’s high-speed digital networks extend state of art telecommunications services to organizations throughout the Arab world. Through telemedicine, videoconferencing and distance learning applications, the region will be linked to an unprecedented panel of professionals from around the globe” said Dr. Abdulaziz Al-Shamekh, Director General of MeduNet. “MeduNet client organizations include the largest healthcare providers in Saudi Arabia. Among them are the Ministry of Defense and Aviation (MODA) Medical Service Department (MSD) and its more than 30 hospitals and healthcare centers; King Faisal Specialist Hospital and Research Center in Riyadh and in Jeddah; Erfan hospital in Jeddah; and many more. The addition of the Trestle’s telepathology solution expands the capabilities of MeduNet in a key area of pathology” added Dr. Al-Shamekh.

Mr. Maurizio Vecchione, CEO of Trestle commented “our relationship with MeduNet spans a multi-year commitment that was begun in 2001 with the implementation of our telemedicine technology to provide access to the highest quality of medical care throughout the Kingdom of Saudi Arabia. The expansion by MeduNet to include our telepathology solutions represents a vote of confidence in our technology. What MeduNet is attempting to do illustrates the power of modern telecommunication and digital imaging technology, with the potential to dramatically transform medical practice. We are committed to incorporating our technology into what we believe might be one of the most far reaching and ambitious telemedicine and telepathology programs in the world in both scope and size”.

About MeduNet
MeduNet is a program of the Sultan Bin Abdulaziz Al-Saud Foundation that was established in 1997 and provides advanced technology solutions throughout the Middle East. By bringing the powers of modern technology, such as telemedicine, video conferencing, distance learning and training, connectivity solutions and Internet access, to the region, MeduNet gives voice to the creative and intellectual abilities of many millions. Medical and educational resources that were once underutilized in some regions and scarce in others can be available through the Internet and via conferencing to communities across the region.

MeduNet deploys satellite, fiber-optic, cable, and digital microwave telecommunications facilities to provide access to even the most remote sites. This access provides previously impossible information exchange between organizations and individuals across the country or around the world. MeduNet is the only telemedicine service provider in the Middle East with over eight years of field experience.

For more information visit www.medu.net.sa or email info@medu.net.sa

About Trestle Holdings Inc.
Trestle Holdings develops and sells digital imaging and telemedicine applications to the life sciences markets. The company's products link geographically dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company's live microscopy products enable multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The company’s slide scanning and imaging products perform high-speed whole-glass slide digitization for virtual microscopy applications. These slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data.

- 2 -

SAFE HARBOR STATEMENT
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.